Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Diluted Net Income of $0.41 per Unit
Adjusted Diluted Net Income of $0.40 per Unit
Cash Distribution of $0.40 per Unit

New York, NY, July 28, 2016 – AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2016.
“In another volatile quarter characterized by social and political unrest, uncertainty about economic growth and interest rates, and the steady march of assets from active to passive strategies, we were pleased to attract $3.5 billion in net inflows - up 59% both sequentially and year-on-year - with positive flows across all three of our client channels,” said Peter S. Kraus, Chairman and Chief Executive Officer. “Year-to-date, our inflows total $5.7 billion, with contributions from every channel.”

(US $ Thousands except per Unit amounts)	2Q 2016	2Q 2015	2Q 2016 vs 2Q 2015 % Change	1Q 2016	2Q 2016 vs 1Q 2016 % Change

U.S. GAAP Financial Measures
Net revenues	$725,806	$792,737	(8.4)%	769,126	(5.6%)
Operating income	$142,575	$164,922	(13.6)%	173,042	(17.6%)
Operating margin	19.0%	20.0%		23.2%
AB Holding Diluted EPU	$0.41	$0.48	(14.6)%	$0.56	(26.8%)

Adjusted Financial Measures (1)
Net revenues	$603,899	$657,360	(8.1)%	590,066	2.3%
Operating income	$134,816	$158,252	(14.8)%	132,066	2.1%
Operating margin	22.3%	24.1%		22.4%
AB Holding Diluted EPU	$0.40	$0.48	(16.7)%	$0.40	—%
AB Holding cash distribution per Unit	$0.40	$0.48	(16.7)%	$0.40	—%

(US $ Billions)
Assets Under Management
Ending AUM	489.5	485.1	0.9%	479.0	2.2%
Average AUM	484.5	492.6	(1.6%)	465.4	4.1%

(1) The adjusted financial measures are all non-GAAP financial measures. See page 11 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 12-13 for notes describing the adjustments.

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Kraus continued: “We’re focused over the long-term on providing our clients with a diverse set of relevant services designed to deliver for them in any environment, and each quarter we make further progress. In fixed income, 89% of our assets were in outperforming services for the 3-year period through June, and in equities, we were at 57%. The strong performance we're delivering in the services where our clients want to be is resonating with them. In Fixed Income, net flows to our high income services from Asian and US retail investors rebounded in the quarter. In Asia ex-Japan, combined sales of our flagship American Income and Global High Yield portfolios of $3.6 billion increased 177% sequentially and doubled year-on-year. In US retail, our High Income and Global Bond funds ranked #2 in their respective Morningstar categories by net flows for the quarter, and High Income Muni ranked #5. In Equities, the seasoning of our newer offerings, investment teams and strategic acquisitions is translating into greater client engagement and increased sales momentum in a challenged environment for active equities. Net flows are positive year-to-date across a diverse array of services, including US Large Cap Growth, Strategic Core Equities, Concentrated Growth and International SMID Growth and Value. We’re attracting net new assets from private clients as well. Our $5.5 billion in year-to-date Private Wealth gross sales represent our highest first half since 2008, and outflows remain at historic lows. Clients are not only confident in our wealth forecasting, asset allocation and risk management tools, they continue to embrace our new targeted service offerings as well. During the second quarter we introduced Global Research Insights, a global version of our European Opportunities concentrated equity portfolio, and take-up has been strong so far at about $185 million to-date. And our sell side business continues to take market share in a difficult environment, delivering industry-leading research and trading capabilities to institutional clients around the world. Finally, we again exercised strict expense control across our business during the quarter, reducing total adjusted expenses by $30 million, or 6%, year-on-year.”
Kraus concluded: “These are uncertain times for everyone, but we remain confident that our strategy of running our business in a client-focused, efficient and forward-looking way is the right one. Clients can be certain that we are relentlessly focused on delivering better outcomes; and unitholders can be confident in our commitment to improving our financial and competitive position.”
The firm’s cash distribution per unit of $0.40 is payable on August 25, 2016, to holders of record of AB Holding Units at the close of business on August 8, 2016.
Market Performance
US and global equity markets were mixed in the second quarter, while US and global fixed income markets were higher. The S&P 500’s total return was 2.5% in the second quarter, while the MSCI EAFE Index’s total return was (1.2)%. The Barclays US Aggregate Index returned 2.2% during the second quarter and the Barclays Global Aggregate ex US Index’s total return was 3.4%.

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Assets Under Management ($ Billions)
Total assets under management as of June 30, 2016 were $489.5 billion, up $10.5 billion, or 2.2%, from March 31, 2016, and up $4.4 billion, or 0.9%, from June 30, 2015.

	Institutions	Retail	Private Wealth Management	Total
Assets Under Management 6/30/16	$248.8	$161.4	$79.3	$489.5
Net Flows for Three Months Ended 6/30/16	$1.0	$2.3	$0.2	$3.5
Total net inflows were $3.5 billion, compared to net inflows of $2.2 billion for both comparable prior periods.
Net inflows to the Institutions channel were $1.0 billion, compared to net inflows of $1.8 billion in the first quarter of 2016. Institutions gross sales of $5.2 billion increased 16% from $4.5 billion in the prior quarter. The pipeline of awarded but unfunded Institutional mandates was flat sequentially at $6.1 billion as of June 30, 2016.
The Retail channel experienced second quarter 2016 net inflows of $2.3 billion, compared to $0.6 billion of net outflows in the prior quarter. Retail gross sales of $10.8 billion increased 40% from the first quarter’s $7.7 billion.
In the Private Wealth channel, net inflows of $0.2 billion compared to net inflows of $1.0 billion in the prior quarter. Private Wealth gross sales of $2.4 billion decreased 25% from the prior quarter’s $3.2 billion.
Second Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate consolidation charges/credits and other adjustment items. Similarly, we believe that this non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as substitutes for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Since the third quarter of 2012, Available Cash Flow has been the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines with concurrence of the Board of Directors that one or more of the non-GAAP adjustments that are made for adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Net revenues of $726 million decreased 8% compared to the second quarter of 2015 largely due to lower investment advisory fees, distribution revenues, investment gains and Bernstein Research revenues. Sequentially, net revenues decreased 6% due to lower investment gains and Bernstein Research revenues, partly offset by higher investment advisory fees and distribution revenues. Bernstein Research revenues declined 6% year-over-year as a result of a slowdown in client activity and lower market levels in Asia and unfavorable foreign exchange translation effects in Europe and 9% sequentially as a result of a slowdown in client activity in the US and Asia.
Operating expenses were $583 million for the second quarter of 2016, down 7% year-over-year, due to lower total compensation and benefits, promotion and servicing and general and administrative (“G&A”) expenses. Within employee compensation and benefits expenses, incentive compensation, commissions, fringes and base compensation all decreased. Promotion and servicing expenses decreased from the prior-year period due to lower distribution-related payments, travel and entertainment, marketing expenses and amortization of deferred sales commissions. Within G&A, the decrease was primarily due to lower occupancy expense, partly offset by less favorable foreign exchange. During the second quarter of 2016, we recorded a $2.8 million non-cash real estate credit as part of our ongoing global real estate consolidation plan.
On a sequential basis, operating expenses were down 2% as a result of lower G&A expenses, partly offset by higher promotion and servicing and employee compensation and benefits expenses. The decline in G&A was driven by lower occupancy and other expenses, partly offset by higher professional fees. The increase in promotion and servicing was primarily attributed to higher distribution related payments and marketing expenses. Employee compensation and benefits expenses increased due to higher incentive compensation, partly offset by lower base compensation and fringes. Our $2.8 million non-cash real estate credit in the current quarter compares to a $27.6 million non-cash real estate charge we recorded in the first quarter of 2016.
Operating income of $143 million for the second quarter of 2016 decreased 13% from $165 million for the second quarter of 2015 and 17% from $173 million in the first quarter of 2016.
Diluted net income per Unit for the second quarter of 2016 was $0.41 compared to $0.48 in the second quarter of 2015 and $0.56 in the first quarter of 2016.

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Non-GAAP Earnings
This section discusses our second quarter 2016 non-GAAP financial results, as compared to the second quarter of 2015 and the first quarter of 2016. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted net revenues of $604 million were down 8% compared to the second quarter of 2015, due to lower investment advisory fees, Bernstein Research revenues, investment losses in the current quarter compared to investment gains in the prior year period and higher net distribution expenses. Sequentially, adjusted net revenues were up 2%, driven by higher base fees on higher average AUM, partly offset by lower Bernstein Research revenues and the current quarter’s investment losses.
Adjusted operating expenses were $469 million for the second quarter, down 6% from the prior-year period, with lower total employee compensation and benefits and promotion and servicing expenses, partly offset by higher G&A expenses. Within compensation and benefits, incentive compensation, commissions, fringes and base compensation were all lower versus the prior-year period. Within promotion and servicing expenses, the decrease was due to lower travel and entertainment and marketing expenses. Within G&A, the increase was primarily due to higher portfolio servicing fees and less favorable foreign exchange translation.
Sequentially, adjusted operating expenses were up 2%, driven by higher total compensation and benefits, G&A and promotion and servicing expenses. The sequential increase in total compensation and benefits expenses was driven by higher incentive compensation, partly offset by lower base compensation and fringes. Within G&A, the increase was driven by higher professional fees and less favorable foreign exchange translation. The sequential increase in promotion and servicing expenses reflects higher seasonal marketing costs related to client conferences.
Adjusted operating income of $135 million decreased 15% from $158 million for the second quarter of 2015, and the adjusted operating margin decreased to 22.3% from 24.1%. On a sequential basis, adjusted operating income increased 2% from $132 million, and the adjusted operating margin decreased 10 basis points from 22.4%.
Adjusted diluted net income per Unit was $0.40 down from $0.48 in the second quarter of 2015 and flat with the first quarter of 2016.
Headcount
As of June 30, 2016, we had 3,466 employees, compared to 3,565 employees as of June 30, 2015 and 3,450 employees as of March 31, 2016.
Unit Repurchases
During the three and six months ended June 30, 2016, we purchased 1.9 million and 3.8 million AB Holding Units for $44.3 million and $84.0 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 1.9 million and 3.7 million AB Holding Units for $43.9 million and $82.0 million, respectively, with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards. Purchases of AB Holding Units reflected on the consolidated statements of cash flows are net of AB Holding Unit purchases by employees as part of a distribution reinvestment election.

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Second Quarter 2016 Earnings Conference Call Information
Management will review second quarter 2016 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Thursday, July 28, 2016. The conference call will be hosted by Peter S. Kraus, Chairman and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.
Parties may access the conference call by either webcast or telephone:
1.    To listen by webcast, please visit AB’s Investor Relations website at http://abglobal.com/corporate/investor-relations/home.htm at least 15 minutes prior to the call to download and install any necessary audio software.
2.       To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 46107406.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of second quarter 2016 financial and operating results on July 28, 2016.
AB will be providing live updates via Twitter during the conference call. To access the tweets, follow AB on Twitter: @AB_insights. Also, in the future, AB may provide public disclosures to investors via Twitter and other appropriate internet-based social media.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 46107406.
Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2015 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s financial condition, results of operations and business prospects.

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The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated.

•
The possibility that AB will engage in open market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit and the availability of cash to make these purchases.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, currently 39.6%.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2016, AB Holding owned approximately 35.9% of the issued and outstanding AB Units and AXA, one of the largest global financial services organizations, owned an approximate 63.8% economic interest in AB.
Additional information about AB may be found on our website, www.abglobal.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2Q 2016	2Q 2015	2Q 2016 vs. 2Q 2015 % Change	1Q 2016	2Q 2016 vs. 1Q 2016 % Change

GAAP revenues:
Base fees	$476,306	$501,667	(5.1%)	$450,791	5.7%
Performance fees	744	14,257	(94.8%)	622	19.6%
Bernstein research services	115,053	121,910	(5.6%)	126,465	(9.0%)
Distribution revenues	97,321	111,850	(13.0%)	92,692	5.0%
Dividends and interest	7,697	5,667	35.8%	7,370	4.4%
Investments gains (losses)	2,276	11,993	(81.0%)	65,650	(96.5%)
Other revenues	28,283	26,023	8.7%	27,611	2.4%
Total revenues	727,680	793,367	(8.3%)	771,201	(5.6%)
Less: interest expense	1,874	630	197.5%	2,075	(9.7%)
Total net revenues	725,806	792,737	(8.4%)	769,126	(5.6%)

GAAP operating expenses:
Employee compensation and benefits	309,249	337,640	(8.4%)	302,011	2.4%
Promotion and servicing
Distribution-related payments	93,217	102,578	(9.1%)	87,127	7.0%
Amortization of deferred sales commissions	10,577	12,713	(16.8%)	11,242	(5.9%)
Other	55,357	59,182	(6.5%)	54,201	2.1%
General and administrative
General & administrative	109,757	108,092	1.5%	105,923	3.6%
Real estate (credits) charges	(2,801)	(80)	n/m	27,586	n/m
Contingent payment arrangements	353	442	(20.1%)	353	—%
Interest on borrowings	1,052	736	42.9%	1,232	(14.6%)
Amortization of intangible assets	6,470	6,512	(0.6%)	6,409	1.0%
Total operating expenses	583,231	627,815	(7.1%)	596,084	(2.2%)

Operating income	142,575	164,922	(13.6%)	173,042	(17.6%)

Income taxes	10,588	9,153	15.7%	9,864	7.3%

Net income	131,987	155,769	(15.3%)	163,178	(19.1%)

Net income (loss) of consolidated entities attributable to non-controlling interests	4,843	6,675	(27.4%)	(5,748)	n/m

Net income attributable to AB Unitholders	$127,144	$149,094	(14.7%)	$168,926	(24.7%)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME
(US $ Thousands)	2Q 2016	2Q 2015	2Q 2016 vs. 2Q 2015 % Change	1Q 2016	2Q 2016 vs. 1Q 2016 % Change

Equity in Net Income Attributable to AB Unitholders	$45,489	$54,409	(16.4%)	$61,132	(25.6%)
Income Taxes	5,585	6,185	(9.7%)	5,585	—%
Net Income	39,904	48,224	(17.3%)	55,547	(28.2%)

Additional Equity in Earnings of Operating Partnership (1)	193	426	(54.7%)	155	24.5%
Net Income - Diluted	$40,097	$48,650	(17.6%)	$55,702	(28.0%)
Diluted Net Income per Unit	$0.41	$0.48	(14.6%)	$0.56	(26.8%)
Distribution per Unit	$0.40	$0.48	(16.7%)	$0.40	—%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2Q 2016	2Q 2015	2Q 2016 vs. 2Q 2015 % Change	1Q 2016	2Q 2016 vs. 1Q 2016 % Change
AB L.P.
Period-end	268,777,653	272,972,925	(1.5%)	270,638,334	(0.7%)
Weighted average - basic	269,720,065	272,857,719	(1.1%)	271,853,243	(0.8%)
Weighted average - diluted	270,370,130	274,110,553	(1.4%)	272,253,490	(0.7%)
AB Holding L.P.
Period-end	96,534,649	100,712,572	(4.1%)	98,381,192	(1.9%)
Weighted average - basic	97,463,205	100,577,659	(3.1%)	99,595,925	(2.1%)
Weighted average - diluted	98,113,270	101,830,493	(3.7%)	99,996,172	(1.9%)

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2016
($ billions)
Ending and Average	Three Months Ended
	6/30/16	6/30/15
Ending Assets Under Management	$489.5	$485.1
Average Assets Under Management	$484.5	$492.6

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$244.8	$155.9	$78.3	$479.0
Sales/New accounts	5.2	10.8	2.4	18.4
Redemption/Terminations	(2.4)	(7.5)	(2.1)	(12.0)
Net Cash Flows	(1.8)	(1.0)	(0.1)	(2.9)
Net Flows	1.0	2.3	0.2	3.5
AUM Adjustments (3)	(3.0)	—	—	(3.0)
Investment Performance	6.0	3.2	0.8	10.0
End of Period	$248.8	$161.4	$79.3	$489.5

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$110.1	$45.5	$219.1	$35.0	$10.3	$59.0	$479.0
Sales/New accounts	3.1	0.2	12.0	2.4	0.1	0.6	18.4
Redemption/Terminations	(3.9)	—	(6.3)	(1.1)	(0.1)	(0.6)	(12.0)
Net Cash Flows	(0.7)	(0.2)	(2.4)	0.1	1.5	(1.2)	(2.9)
Net Flows	(1.5)	—	3.3	1.4	1.5	(1.2)	3.5
AUM Adjustments (3)	—	—	—	—	—	(3.0)	(3.0)
Investment Performance	0.6	0.8	7.0	0.7	0.1	0.8	10.0
End of Period	$109.2	$46.3	$229.4	$37.1	$11.9	$55.6	$489.5
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.
(3) During the second quarter of 2016, we removed $3.0 billion of Customized Retirement Strategies assets from AUM as our asset management services transitioned to consulting services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$148.2	$99.2	$77.5	$324.9
Non-U.S. Clients	100.6	62.2	1.8	164.6
Total	$248.8	$161.4	$79.3	$489.5

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
US $ Thousands, unaudited	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015

Net Revenues, GAAP basis	$725,806	$769,126	$726,726	$738,693	$792,737	$762,571
Exclude:
Long-term incentive compensation-related investment (gains) losses	(791)	1,326	(583)	5,273	(362)	(2,426)
Long-term incentive compensation-related dividends and interest	(142)	(151)	(1,521)	(130)	(135)	(151)
90% of consolidated venture capital fund investment (gains) losses	—	—	(1,560)	2,829	(7,014)	(1,373)
Distribution-related payments	(93,217)	(87,127)	(93,379)	(96,690)	(102,578)	(100,386)
Amortization of deferred sales commissions	(10,577)	(11,242)	(11,673)	(12,359)	(12,713)	(12,399)
Pass-through fees & expenses	(11,708)	(11,651)	(11,639)	(11,425)	(12,575)	(11,841)
Gain on sale of investment carried at cost	—	(75,273)	—	—	—	—
Impact of consolidated VIEs	(5,472)	5,058	—	—	—	—
Adjusted Net Revenues	$603,899	$590,066	$606,371	$626,191	$657,360	$633,995

Operating Income, GAAP basis	$142,575	$173,042	$170,913	$142,051	$164,922	$153,214
Exclude:
Long-term incentive compensation-related items	(354)	963	(238)	226	85	57
Gain on sale of investment carried at cost	—	(75,273)	—	—	—	—
Real estate (credits) charges	(2,801)	27,586	(221)	1,682	(80)	(383)
Acquisition-related expenses	239	—	—	—	—	—
Contingent payment arrangements	—	—	(7,212)	—	—	—
Sub-total of non-GAAP adjustments	(2,916)	(46,724)	(7,671)	1,908	5	(326)
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	4,843	(5,748)	1,496	(3,071)	6,675	1,275
Adjusted Operating Income	$134,816	$132,066	$161,746	$147,030	$158,252	$151,613

Operating Margin, GAAP basis excl. non-controlling interests	19.0%	23.2%	23.3%	19.6%	20.0%	19.9%

Adjusted Operating Margin	22.3%	22.4%	26.7%	23.5%	24.1%	23.9%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
$ Thousands except per Unit amounts, unaudited	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Net Income - Diluted, GAAP basis	$40,097	$55,702	$51,992	$42,988	$48,650	$45,940
Impact on net income of AB non-GAAP adjustments	(966)	(15,945)	(2,604)	643	2	(111)
Adjusted Net Income - Diluted	$39,131	$39,757	$49,388	$43,631	$48,652	$45,829

Diluted Net Income per Holding Unit, GAAP basis	$0.41	$0.56	$0.53	$0.43	$0.48	$0.45
Impact of AB non-GAAP adjustments	(0.01)	(0.16)	(0.03)	—	—	—
Adjusted Diluted Net Income per Holding Unit	$0.40	$0.40	$0.50	$0.43	$0.48	$0.45

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe offsetting net revenues by distribution-related payments is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.
Lastly, in 2015 we excluded 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests. Effective January 1, 2016, as a result of adopting a new accounting standard (see Note 2 to our condensed consolidated financial statements in our 2016 2Q 10-Q), we account for our consolidated venture capital fund in the same manner as our other consolidated VIEs. We adjust for the revenue impact of consolidating VIEs by eliminating the consolidated VIEs' revenues and including AB's fees from such VIEs and AB's investment gains and losses on its investments in such VIEs that were eliminated in consolidation. In addition, in the first quarter of 2016 we excluded a realized gain of $75.3 million resulting from the liquidation of an investment in Jasper Wireless Technologies, Inc. ("Jasper"), which was acquired by Cisco Systems, Inc., because it was not part of our core operating results.
Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) the gain on the sale of our investment in Jasper, (3) real estate charges (credits), (4) acquisition-related expenses, (5) adjustments to contingent payment arrangements, (6) the net income or loss of consolidated entities attributable to non-controlling interests in 2015, and (7) the impact of consolidated VIEs in 2016.
Prior to 2009, a significant portion of employee compensation was in the form of employee long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been distributed to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.
A realized gain on an investment carried at cost has been excluded due to its non-recurring nature and because it is not part of our core operating results.
Real estate charges (credits) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

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Acquisition-related expenses incurred as a result of our acquisitions in the fourth quarter for 2013 and the second quarter of 2014, have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.
The recording of changes in estimates of the contingent consideration payable with respect to contingent payment arrangements associated with our 2014 and 2010 acquisitions are not considered part of our core operating results and, accordingly, have been excluded.
In regard to 2015 adjusted operating income, most of the net income or loss of consolidated entities attributable to non-controlling interests relates to the 90% limited partner interests held by third parties in our consolidated venture capital fund. We own a 10% limited partner interest in the fund. US GAAP requires us to consolidate the financial results of the fund because we are the general partner and are deemed to have a controlling interest. However, recognizing 100% of the gains or losses in operating income while only retaining 10% is not reflective of our underlying financial results at the operating income level. As a result, we exclude the 90% limited partner interests we do not own from our adjusted operating income. Effective January 1, 2016, our consolidated venture capital fund is included with other consolidated VIEs. Similarly, net income of joint ventures attributable to non-controlling interests, although not significant, is excluded because it does not reflect the economic interest attributable to AB.
Relating to 2016 adjusted operating income, we adjusted for the operating income impact of consolidating certain VIEs (as a result of the adoption of a new accounting standard; see Note 2 to our condensed consolidated financial statements) by eliminating the consolidated VIEs' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.
Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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